Exhibit 99.1

Eaton Communications Kelly Jasko tel: +1 (440) 523-5304 kellymjasko@eaton.com

Date	August 29, 2018
For Release	Immediately
Contact	Kelly Jasko, Media Relations, +1 (440) 523-5304 Donald Bullock, Investor Relations, +1 (440) 523-5127

Eaton Receives Arbitration Decision Related to Legacy Cooper Business

DUBLIN, Ireland…Power management company Eaton (NYSE: ETN) announced that certain subsidiaries it acquired in the 2012 acquisition of Cooper Industries have been ordered to pay $293 million by an arbitration panel. The panel’s award, issued on August 23, 2018, is related to claims brought by Pepsi-Cola Metropolitan Bottling Company, Inc. (“Pepsi”).

As Eaton previously disclosed, the dispute related to Pepsi’s claims that it was harmed by a 2011 settlement agreement that resolved litigation Pneumo Abex, LLC had previously brought against various Cooper entities. The litigation involved, among other things, a guaranty related to Pneumo Abex’s friction products business. Pepsi claimed that the value contributed to Pneumo Abex and a newly established trust in exchange for a release of the guaranty was substantially below reasonably equivalent value, and that an inability of Pneumo Abex to satisfy future liabilities may result in plaintiffs suing Pepsi under various theories. There are no other pending claims related to the contributions made for the release of the guaranty.

Eaton intends to challenge the arbitration award on several grounds.

Eaton estimates the impact of the arbitration award will be an after-tax expense of $205 million in the third quarter 2018, reducing third quarter earnings per share by $0.47.

Eaton is a power management company with 2017 sales of $20.4 billion. We provide energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton is dedicated to improving the quality of life and the environment through the use of power management technologies and services. Eaton has approximately 96,000 employees and sells products to customers in more than 175 countries. For more information, visit Eaton.com.
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